Exhibit 3.9

ARTICLES OF ORGANIZATION

OF

SC PLASTICS, LLC

I. NAME

The name of the company is “SC Plastics, LLC”.

II. REGISTERED OFFICE AND AGENT

The initial registered office of the company is located at, 1201 Peachtree Street NE, Atlanta, Fulton County, Georgia 30361. The initial registered agent of the company is CT Corporation System.

III. ORGANIZER

The name and address of the Organizer is as follows:

Barry L. Zipperman

918 Ponce de Leon Avenue, N.E.

Atlanta, Georgia 30306

IV. PRINCIPAL OFFICE

The mailing address of the initial principal office of the company is 100 Galleria Parkway, Suite 900, Atlanta, Cobb County, Georgia 30339.

V. MANAGEMENT

(A) Management of the business and affairs of the company shall be vested in the manager(s), and, subject to the provisions of a written operating agreement, the manager(s) shall have the right and authority to manage the affairs of the company and to make all decisions with respect thereto.

(B) Unless otherwise provided in a written operating agreement, the manager(s);

(I)	Need not be members of the company or natural persons; and

(ii)	Unless they have been earlier removed or have earlier resigned, shall hold office until their successor(s) shall have been elected an qualified.

VI. INDEMNIFICATION

Subject to the provisions of subsection IV, subparagraph (A) of § 14-11-305 of the Georgia Limited Liability Company Act or provisions of a written operating agreement, the company shall indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the company.

IN WITNESS WHEREOF, the undersigned executes these Articles of Organization this 14TH day of February, 2001.

ORGANIZER:

/s/ BARRY L. ZIPPERMAN
BARRY L. ZIPPERMAN,
Organizer

918 Ponce de Leon Avenue

Atlanta, Georgia 30306

(404) 688-2000